Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-145311
4.75% Convertible Senior Subordinated Notes due 2014
CUSIP No. 24823QAA5
Dendreon Corporation
Prospectus Supplement dated November 18, 2008
to the Prospectus dated September 7, 2007
     The selling securityholders table on pages 53-55 of the prospectus, as amended, is further amended to add information regarding the following selling securityholder in the prospectus and its holdings of 4.75% Convertible Senior Subordinated Notes due 2014:

	Aggregate		Common
	Principal	Percentage of	Stock Owned
	Amount of Notes	Notes	Prior to	Common Stock
Name	that May Be Sold	Outstanding	Conversion	Registered(1)
CGNU Life Fund(2)	$200,000	*	—	19,452
Commercial Union Life Fund(2)	300,000	*	—	29,179
Norwich Union Life & Pensions(2)	500,000	*	—	48,632

*	Less than 1%

(1)	Assumes conversion of all of the holder’s notes at a conversion rate of 97.2644 shares of common stock per $1,000 principal amount of the notes. This conversion rate will be subject to adjustment as described in the prospectus under “Description of the Notes – Conversion Rights.” As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)	David Clott and Tom Wills exercise voting power and investment control over the notes owned by this selling securityholder.